EXHIBIT 99.1

AutoZone 1st Quarter Same Store Sales Increase 4.6%; EPS Increases 24.0% to $4.68

MEMPHIS, Tenn., Dec. 6, 2011 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $1.9 billion for its first quarter (12 weeks) ended November 19, 2011, an increase of 7.4% from the first quarter of fiscal 2011 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 4.6% for the quarter.

Net income for the quarter increased $19.0 million, or 11.1%, over the same period last year to $191.1 million, while diluted earnings per share increased 24.0% to $4.68 per share from $3.77 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 51.1% (versus 50.7% for last year's quarter). The improvement in gross margin was attributable to lower distribution costs on higher sales (23 bps), lower shrink expense (18 bps) and slightly higher merchandise margins. Operating expenses, as a percentage of sales, were 33.4% (versus 33.6% last year). The improvement in operating expenses, as a percentage of sales, was due to lower incentive compensation (33 bps), favorable legal expense (32 bps) and leverage from higher sales volumes.  This leverage was partially offset by higher self insurance costs (51 bps).

Under its share repurchase program, AutoZone repurchased 954 thousand shares of its common stock for $310 million during the first quarter, at an average price of $325 per share. At quarter end, the Company had $659 million remaining under its current share repurchase authorization.

The Company's inventory increased 7.2% over the same period last year, driven by new stores and continued strategic investments in parts assortment. Inventory per store was $524 thousand versus $508 thousand last year, an increase of 3.0%.

"After three years of impressive financial performance, we are pleased to begin fiscal 2012 with strong quarterly results.  This past quarter marked our twelfth consecutive quarter of 20% growth in earnings per share and our twenty-first consecutive quarter of double digit growth. Our 4.6% same store sales and 22.6% growth in Commercial sales are both testaments to our organization's efforts to continually improve and further validation of our strategies. We continue to execute on our '1Team Driving our Future' operating theme for 2012. Our financial success continues to be the direct result of the tremendous contributions of our more than 65,000 dedicated AutoZoners, and I am convinced it is their dedication to helping our customers that differentiates us from our competition and drives our successes. We remain focused on our disciplined approach of growing operating earnings while efficiently utilizing our capital," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended November 19, 2011, AutoZone opened 17 new stores in the U.S. and 2 new stores in Mexico. As of November 19, 2011, the Company had 4,551 stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 281 stores in Mexico for a total store count of 4,832.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com.   AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, December 6, 2011, beginning at 10:00 a.m. (EST) to discuss its first quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, December 13, 2011 at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 27, 2011, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 1st Quarter Highlights - Fiscal 2012

Condensed Consolidated Statements of Operations
1st Quarter
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	November 19, 2011	November 20, 2010

Net sales	$ 1,924,341	$ 1,791,662
Cost of sales	940,714	883,914
Gross profit	983,627	907,748
Operating, SG&A expenses	642,693	601,627
Operating profit (EBIT)	340,934	306,121
Interest expense, net	39,094	37,253
Income before taxes	301,840	268,868
Income taxes	110,715	96,792
Net income	$ 191,125	$ 172,076
Net income per share:
Basic	$ 4.79	$ 3.85
Diluted	$ 4.68	$ 3.77
Weighted average shares outstanding:
Basic	39,865	44,669
Diluted	40,864	45,634

Selected Balance Sheet Information
(in thousands)
	November 19, 2011	November 20, 2010	August 27, 2011

Cash and cash equivalents	$ 96,676	$ 98,013	$ 97,606
Merchandise inventories	2,531,210	2,361,512	2,466,107
Current assets	2,842,673	2,660,564	2,792,425
Property and equipment, net	2,667,105	2,532,205	2,668,875
Total assets	5,932,580	5,640,489	5,869,602
Accounts payable	2,843,741	2,519,943	2,755,853
Current liabilities*	3,578,966	3,244,887	3,430,896
Total debt*	3,354,317	2,879,217	3,351,682
Stockholders' (deficit)	(1,347,099)	(817,168)	(1,254,232)
Working capital	(736,293)	(584,323)	(638,471)

* Current liabilities and total debt both include short-term borrowings of $35,417 at November 19, 2011; $33,517 at November 20, 2010 and $34,082 at August 27, 2011.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	November 19, 2011	November 20, 2010
Net income	$ 868,023	$ 767,087
Add: Interest	172,398	159,822
Taxes	489,195	438,198
EBIT	1,529,616	1,365,107

Add: Depreciation	200,565	193,809
Rent expense	217,603	198,781
Share-based expense	29,116	19,940
EBITDAR	$ 1,976,900	$ 1,777,637

Debt	$ 3,354,317	$ 2,879,217
Capital lease obligations	86,759	85,019
Add: rent x 6	1,305,618	1,192,686
Adjusted debt	$ 4,746,694	$ 4,156,922

Adjusted debt to EBITDAR	2.4	2.3

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended
	November 19, 2011	November 20, 2010

Depreciation	$ 48,647	$ 44,291
Capital spending	$ 61,924	$ 45,811

Cash flow before share repurchases:
Decrease in cash and cash equivalents	$ (930)	$ (267)
Subtract increase/(decrease) in debt	5,796	(30,862)
Add back share repurchases	309,765	299,655
Cash flow before share repurchases and changes in debt	$ 303,039	$ 330,250

Other Selected Financial Information
(in thousands, except ROIC)
	November 19, 2011	November 20, 2010

Cumulative share repurchases ($ since fiscal 1998)	$ 10,491,138	$ 9,014,226
Remaining share authorization ($)	$ 658,862	$ 385,774

Cumulative share repurchases (shares since fiscal 1998)	128,298	123,041
Shares outstanding, end of quarter	39,322	44,027

	Trailing 4 Quarters
	November 19, 2011	November 20, 2010
Net income	$ 868,023	$ 767,087
Adjustments:
Interest expense	172,398	159,822
Rent expense	217,603	198,781
Tax effect*	(140,572)	(130,375)
After-tax return	1,117,452	995,315

Average debt**	3,211,046	2,800,081
Average deficit**	(1,115,290)	(584,704)
Add: Rent x 6	1,305,618	1,192,686
Average capital lease obligations**	84,662	68,271
Pre-tax invested capital	$ 3,486,036	$ 3,476,334

Return on Invested Capital (ROIC)	32.1%	28.6%

* Effective tax rate over trailing four quarters ended November 19, 2011 is 36.0% and November 20, 2010 is 36.4%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 1st Quarter Fiscal 2012
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended		12 Weeks Ended
	November 19, 2011		November 20, 2010
Domestic stores:
Store count:
Beginning domestic stores	4,534		4,389
Stores opened	17		15
Stores closed	--		--
Ending domestic stores	4,551		4,404
Relocated stores	1		4

Stores with commercial programs	2,733		2,478

Square footage (in thousands):	29,424		28,407

Mexico stores:
Stores opened	2		3
Total stores in Mexico	281		241

Total stores chainwide	4,832		4,645

Square footage (in thousands):	31,474		30,163
Square footage per store	6,514		6,494

Sales Statistics
($ in thousands, except sales per average square foot and percentages)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total Auto Parts (Domestic and Mexico)	November 19, 2011		November 20, 2010		November 19, 2011	November 20, 2010
Total auto parts sales	$ 1,884,138		$ 1,754,987		$ 8,035,843	$ 7,412,479
% Increase vs. LY	7.4%		12.8%		8.4%	9.3%

Sales per average store	$ 391		$ 379		$ 1,696	$ 1,629
Sales per average square foot	$ 60		$ 58		$ 261	$ 251

Domestic Commercial
Total domestic commercial sales	$ 272,780		$ 222,440		$ 1,126,709	$ 918,580
% Increase vs. LY	22.6%		21.0%		22.7%	16.8%

All Other (ALLDATA and E-Commerce)
All other sales	$ 40,203		$ 36,675		$ 169,809	$ 152,557
% Increase vs. LY	9.6%		11.2%		11.3%	5.1%

	12 Weeks Ended		12 Weeks Ended
	November 19, 2011		November 20, 2010
Domestic same store sales	4.6%		9.5%

Inventory Statistics (Total Stores)
	as of		as of
	November 19, 2011		November 20, 2010
Accounts payable/inventory	112.3%		106.7%

($ in thousands)
Inventory	$ 2,531,210		$ 2,361,512
Inventory per store	$ 524		$ 508
Net inventory (net of payables)	$ (312,531)		$ (158,431)
Net inventory / per store	$ (65)		$ (34)

	Trailing 5 Points
	November 19, 2011		November 20, 2010
Inventory turns	1.6	x	1.6	x
CONTACT:  Financial:
          Brian Campbell
          (901) 495-7005
          brian.campbell@autozone.com
          Media:
          Ray Pohlman
          (866) 966-3017
          ray.pohlman@autozone.com